Exhibit 4.3

ITC^DELTACOM, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), hereby grants an Option to purchase shares of its common stock, $.01 par value (the “Stock”), to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet, in the attachment and in the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).

Grant Date:                         , 200

Name of Optionee:

Optionee’s Social Security Number:             –            –

Number of Shares Covered by Option:

Option Price per Share: $            .

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available for your review upon request to Human Resources. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Optionee:

(Signature)

Company:

(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

ITC^DELTACOM, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option

This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company, its parent or a subsidiary (“Employee”) but continue to provide Service, this Option will be deemed a nonstatutory stock option three months after you cease to be an Employee. In addition, to the extent that all or part of this Option exceeds the $100,000 rule of section 422(d) of the Internal Revenue Code, this Option or the lesser excess part will be deemed to be a nonstatutory stock option.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The following additional terms have the meanings provided below:

“Service” means service by you as an employee, officer, director or consultant to the Company or an Affiliate. A change in your position or duties will not result in interrupted or terminated Service so long as you continue to be an employee, officer, director or consultant of the Company or an Affiliate.

“Cause” means, as determined by the Board and unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate, (i) your gross negligence or willful misconduct in connection with the performance of your duties, (ii) your conviction of a criminal offense (other than minor traffic offenses) or (iii) your material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreement between you and the Company or an Affiliate.

Vesting

This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. Subject to the preceding sentence, you may exercise this Option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this Option vests as to one third (1/3) of the total number of shares covered by this Option, as shown on the cover sheet, on each of the first, second and third anniversaries of the Grant Date, provided that on such anniversary of the Grant Date you then continue in Service. The resulting aggregate number of vested shares will be rounded down to the nearest whole number of shares. You may not vest in more than the number of shares covered by this Option.

Except as otherwise may be provided for in an applicable employment agreement between you and the Company or an Affiliate, your Option will not vest as to any additional shares of Stock after your Service has terminated for any reason.

Term

Your Option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason, other than your death, Disability or Cause, except as otherwise may be provided for in an applicable employment agreement between you and the Company or an Affiliate, then the unvested portion of your Option will terminate immediately and the vested portion of your Option will expire at the close of business at Company headquarters three (3) months after your termination date.

Termination for Cause

If your Service is terminated for Cause, then you will immediately forfeit all rights to your Option and the Option will immediately expire. In addition, you will be required to forfeit to the Company an amount equal to the aggregate gain that you recognized pursuant to the vesting or exercise of Incentive Awards during the twelve (12) month period preceding your termination of Service (the “Look-back Period”). For this purpose the aggregate gain recognized by you is equal to the sum of: (i) the aggregate spread value of all Options exercised by you (including Options exercised by an Immediate Family Member or an entity controlled by you or your Immediate Family Member(s)) during the Look-back Period, where the spread value is the difference between the fair market value of the Stock on the date of the Option exercise and the Option exercise price; (ii) the aggregate value of all shares of Restricted Stock owned by you that vested during the Look-back Period, less the purchase price, if any, for the Restricted Stock; and (iii) the aggregate value of all shares of Stock delivered to you pursuant to Restricted Units during the Look-back Period. Any amount required to be paid by you to the Company pursuant to this paragraph will be reduced by any amount repaid by you to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

Death	If your Service terminates because of your death, then your Option will become 100% vested, and your Option will expire at the close of business at Company headquarters on the date which is twelve (12) months after the date of your death. During that twelve-month period, your estate or heirs may exercise your Option.

In addition, if you die during the three (3) month period described in connection with a regular termination (a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your Option has not yet been exercised, then your Option will instead expire on the date which is twelve (12) months after your termination date. In such a case, during the period following your death up to the date which is twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your Option.

Disability

If your Service terminates because of your Disability, then your Option will become 100% vested and your Option will expire at the close of business at Company headquarters on the date which is twelve (12) months after your termination date.

Leaves of Absence

For purposes of this Option, your Service will not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you go on employee leave unless your right to return to active work is guaranteed by law or by a contract. Your Service will terminate in any event when the approved leave ends unless you immediately return to active employee work.

The Company will determine, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered. The notice will be effective when it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that such person is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include

payment of the Option Price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•	Shares of Stock which have already been owned by you for more than six (6) months, either by surrender of the shares to the Company or by written attestation of the shares. The value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option Price.

•	By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes, provided that this form of payment will not be permitted without the express prior consent of the Board if you are an Executive Officer or Director at the time that you attempt to exercise this Option.

Withholding Taxes

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Stock acquired under this Option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company will have the right to require such payments from you or to withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. You may not transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or this Option may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

Retention Rights

Neither your Option nor this Agreement gives you the right to be retained by the Company (or any Affiliate) in any capacity. The Company (and any Affiliate) reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your Option shares has been issued (or an appropriate book entry has been made). No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this Option and the Option Price per share will be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your Option will be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such a corporate transaction.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

Consent Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, which you are entitled to receive, the Company would be pleased to provide copies. Please contact the Human Resources Department to request paper copies of these documents.

Certain Dispositions

If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this Option sooner than the first anniversary of the date you acquired the Stock, then you agree to notify the Company in writing within 30 days of such sale or disposition of the date of sale or disposition, the number of share of Stock sold or disposed of and the sale price per share.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.